UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Achillion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2017

To our stockholders:

We invite you to attend our 2017 annual meeting of stockholders, which will be held at our offices at 300 George Street, New Haven, Connecticut 06511 on Tuesday, May 23, 2017 at 9:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1. To elect Michael D. Kishbauch, Robert L. Van Nostrand and Nicole Vitullo as our three Class II Directors for terms to expire at our 2020 annual meeting of stockholders or until their successors are duly elected and qualified;

2. To approve, on an advisory basis, our executive compensation;

3. To recommend, on an advisory basis, the frequency of future executive compensation advisory votes;

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 10, 2017, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. You may revoke your proxy at any time prior to its exercise at the annual meeting.

This proxy statement and our 2016 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Each stockholder should take the time to review the attached proxy statement and to complete and return the enclosed proxy card. Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

Martha E. Manning, Esq. Corporate Secretary

New Haven, Connecticut

April 17, 2017

ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

Proxy Statement for the 2017 Annual Meeting of Stockholders

To Be Held on May 23, 2017

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy is solicited on behalf of the Board of Directors of Achillion Pharmaceuticals, Inc., a Delaware corporation (“we,” “Achillion,” “us,” or the “Company”), and contains information about the Annual Meeting of Stockholders to be held on May 23, 2017, at 9:00 a.m., local time, and any adjournment, continuation or postponement of the meeting, referred to throughout this proxy statement as the Annual Meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders or any other purpose that may properly come before the Annual Meeting. The Annual Meeting will be held at the offices of the Company at 300 George Street, New Haven, Connecticut 06511.

These proxy solicitation materials are being mailed to all stockholders entitled to vote at the Annual Meeting on or about April 17, 2017.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 23, 2017

This proxy statement and our 2016 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Purpose of Annual Meeting

As described above, the purpose of the Annual Meeting is to obtain approval for the proposals described herein and such other business as may properly come before the meeting, including any adjournment or postponement thereof.

Record Date and Shares Outstanding

Only stockholders who owned shares of our common stock at the close of business on April 10, 2017, referred to in this proxy statement as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. Except as otherwise provided in this proxy statement, the holders of common stock as of the Record Date are entitled to one vote per share on matters presented at the Annual Meeting. As of the Record Date, 136,723,929 shares of our common stock were issued and outstanding.

Vote Required

Proposal 1—Election of Three Class II Directors

The three nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 1. Abstentions are not counted for purposes of electing directors. You may:

•	vote FOR all nominees;

•	WITHHOLD your vote from all nominees; or

•	vote FOR one or more nominees and WITHHOLD your vote from one or more nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Advisory Vote on Executive Compensation

To approve Proposal 2, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal. This vote is advisory only and not binding on the Company. Although this is advisory, we, our Board of Directors, and the Compensation Committee of our Board of Directors value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

Proposal 3—Advisory Vote on Frequency of Future Executive Compensation Advisory Votes

To approve Proposal 3, stockholders holding a majority of the shares present or represented and voting on such matters must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

If none of the three frequency options receives the vote of the holder of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. This vote is advisory only and not binding on the Company. The Board of Directors may decide that it is in the best interest of our stockholders and the Company to hold future executive compensation advisory votes more or less frequently, but will in no case hold such votes less frequently than every three years.

Proposal 4—Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2017.

To approve Proposal 4, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 4. If you vote to ABSTAIN on Proposal 4, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised. Execution of the proxy will not in any way affect your right to attend the Annual Meeting in person. Revocation may be made prior to the Annual Meeting by either written revocation or through a duly executed proxy bearing a later date sent to Achillion Pharmaceuticals, Inc., Attention: Martha E. Manning, Esq., Secretary, 300 George Street, New Haven, Connecticut 06511, or your proxy may be revoked personally at the Annual Meeting by written notice to the Secretary at the Annual Meeting prior to the voting of the proxy. Any mailed revocation sent to Achillion must include the stockholder’s name and must be received by the day prior to the Annual Meeting to be effective.

If you vote your shares over the Internet, only your latest Internet vote will be counted at the Annual Meeting. Attendance at the Annual Meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares of common stock must follow their broker’s directions in order to change those instructions. You may also attend the Annual Meeting in person instead of submitting a proxy; however, please see the instructions below under “Voting of Shares Held in Street Name” if you wish to vote such shares in person at the Annual Meeting.

How Your Proxy Will Be Voted

In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by Achillion, including unmarked proxies, will be voted to approve Proposals 1 through 4. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Achillion’s common stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting. As there were 136,723,929 shares eligible to vote on the Record Date, we will need more than 68,361,965 shares present in person or by proxy at the Annual Meeting for a quorum to exist.

Voting

Tabulation

For purposes of determining whether a quorum exists, (i) shares held by stockholders entitled to vote who are present at the Annual Meeting in person or by proxy, (ii) abstentions and (iii) broker non-votes are counted as present or represented at the meeting. An automated system administered by our transfer agent tabulates the votes.

Voting Instructions

The following section summarizes important information on how to vote your shares of common stock.

Voting by Proxy

Voting of Shares Registered in Your Name. If you are a record holder, meaning your shares are registered in your name, you may vote over the Internet, by mail or in person at the Annual Meeting pursuant to the following instructions:

Over the Internet: Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com/achn. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m. Eastern Time on May 22, 2017 for your proxy to be valid and your vote to count.

By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Computershare must receive your proxy card no later than May 22, 2017 for your proxy to be valid and your vote to count.

In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

Voting of Shares Held in Street Name. If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you will receive instructions from your broker or other nominee regarding how to vote your shares over the Internet or by mail. You should follow those instructions. If you wish to vote your shares in person at the Annual Meeting, contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the Annual Meeting. You will not be able to vote in person at the Annual Meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Voting of Proxies at the Annual Meeting. All properly executed proxies that we receive prior to the vote at the Annual Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve Proposals 1 through 4.

Properly executed proxies will also be voted for any adjournment or postponement of our Annual Meeting for the purpose of soliciting additional votes to approve Proposals 1 through 4, if necessary. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Broker Non-Votes; Abstentions

In the absence of controlling precedent to the contrary, we intend to treat broker non-votes and abstentions in the following manner:

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are considered present for purposes of calculating a quorum but are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on any proposals requiring a plurality or the approval of a majority of the shares of common stock present or represented and voting on such matters and, therefore, do not have any effect on the voting proposals.

Abstentions occur when a stockholder entitled to vote and present in person or represented by proxy affirmatively votes to abstain. Votes in abstention are considered present for purposes of calculating a quorum but do not have any effect on the voting on any proposals.

Solicitation of Proxies

We will pay for all costs incurred in connection with the solicitation of proxies from our stockholders on behalf of our Board of Directors, including assembly, printing and mailing of this document, its related attachments and the proxy card. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. In addition to solicitation by use of the mail, our directors, officers, employees and agents may solicit proxies by telephone, email, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders and enclosing separate proxy cards for each stockholder. This process, which is commonly referred to as “householding,” potentially eliminates some duplicative mailings to stockholders and reduces our mailing costs.

For this Annual Meeting, a number of brokers with account holders who are stockholders of Achillion will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, or direct your request via mail to Achillion Pharmaceuticals, Inc., Attention: Martha E. Manning, Esq., Secretary, 300 George Street, New Haven, Connecticut 06511 or via telephone to (203) 624-7000. Upon written or oral request, we will promptly deliver to you a separate proxy statement and annual report. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals for the 2018 Annual Meeting

Proposals of stockholders intended to be presented at the 2018 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than December 18, 2017 for inclusion in the proxy statement for that meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Martha E. Manning, Esq., at our principal offices not later than February 22, 2018 or earlier than January 23, 2018. However, if the date of our 2018 annual meeting of stockholders is before May 3, 2018 or after July 22, 2018, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our by-laws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the Board of Directors, to be properly presented at the 2018 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 28, 2017, or such date as indicated below, the table below indicates the shares of our common stock beneficially owned by (1) each of our directors, (2) our principal executive officer, our principal financial officer, our three other most highly compensated executive officers who were serving as executive officers on December 31, 2016, whom we refer to collectively as our “named executive officers,” (3) all of our directors and executive officers as a group and (4) all persons known by us to beneficially own more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Percentage of common stock outstanding is based on 136,721,929 shares of our common stock outstanding as of February 28, 2017. Shares of common stock subject to stock options and warrants that are currently exercisable, or exercisable within 60 days of February 28, 2017, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

Except as otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each stockholder identified in the table has sole voting and investment power with respect to all shares listed opposite their names.

Except as otherwise indicated in the footnotes to this table, the address for each person is to the care of Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

Johnson & Johnson(1) One Johnson & Johnson Plaza New Brunswick, NJ 08933	18,367,346	13.43%

RA Capital Management, LLC(2) 20 Park Plaza, Suite 1200 Boston, MA 02116	13,633,220	9.97%

OrbiMed Advisors, LLC(3) 601 Lexington Avenue, 54th Floor New York, NY 10022	13,107,200	9.59%

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10022	10,299,086	7.53%

Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	8,939,408	6.54%

Directors and Named Executive Officers
Jason Fisherman, M.D.(6)	267,083	*
Gary Frashier(7)	145,833	*
Kurt Graves(8)	249,792	*
Michael D. Kishbauch(9)	78,333	*
David I. Scheer(10)	290,332	*
Robert L. Van Nostrand(11)	242,083	*
Frank Verwiel, M.D.(12)	56,250	*
Nicole Vitullo(13)	5,364,735	3.84%
David Apelian, M.D., Ph.D(14)	556,562	*
Milind S. Deshpande, Ph.D(15)	1,537,538	1.11%
Mary Kay Fenton(16)	813,125	*
Joel Barrish, Ph.D.(17)	86,875	*
Martha Manning(18)	30,000	*
Joseph Truitt(19)	761,000	*
All current executive officers and directors as a group (14 individuals)(20)	10,479,541	7.24%

*	Represents holdings of less than one percent of our outstanding stock.
(1)	Consists of 18,367,346 shares of common stock held by Johnson & Johnson Innovation-JJDC, Inc., (“JJDC”), a wholly-owned subsidiary of Johnson & Johnson. JJDC has shared voting and dispositive power with Johnson & Johnson with respect to all 18,367,346 shares. Johnson & Johnson may be deemed to indirectly beneficially own the shares that are directly beneficially owned by JJDC. This information is from a Schedule 13G filed on July 7, 2015.
(2)

Consists of 13,633,220 shares of common stock held by RA Capital Management, LLC., (“Capital”) and Peter Kolchinksy. Capital and Mr. Kolchinsky are collectively referred to herein as the “Reporting Persons.” Capital is the general partner of the RA Capital Healthcare Fund, L.P. (the “Fund”) and serves as investment adviser for a separately managed account (the “Account”). Mr. Kolchinsky is the manager of Capital. As the investment adviser to the Fund and the Account, Capital may be deemed a beneficial owner, for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Act”), of any securities of the Issuer owned by the Fund or the Account. As the manager of Capital, Mr. Kolchinsky may be deemed a beneficial owner, for purposes of Section 13(d) of the Act, of any securities of the Issuer beneficially owned by Capital. Capital and Mr. Kolchinsky disclaim beneficial ownership of the securities reported in this Schedule 13G Statement (the “Statement”) other than for the purpose of determining their obligations under Section 13(d) of the Act. This information is from a Schedule 13G/A filed by RA Capital Management, LLC on February 15, 2017.
(3)	Consists of (i) 5,140,500 shares of common stock held by OrbiMed Advisors, LLC and (ii) 7,966,700 shares of common stock held by OrbiMed Capital, LLC. Samuel D. Isaly is a control person of OrbiMed Advisors, LLC and OrbiMed Capital, LLC, which are investment advisors, and he has shared voting and dispositive power and may be deemed to have beneficial ownership with respect to the shares held by each of OrbiMed Advisors, LLC and OrbiMed Capital, LLC. This information is from a Schedule 13G filed on February 13, 2017.
(4)	Consists of 10,299,086 shares of common stock held by BlackRock, Inc., which has sole voting power with respect to 9,957,227 shares and sole dispositive power with respect to 10,299,086 shares. This information is from a Schedule 13G/A filed by BlackRock, Inc. on January 18, 2017.
(5)	Consists of 8,939,408 shares of common stock held by The Vanguard Group, Inc. (“The Vanguard Group”), which has sole dispositive power with respect to 8,703,445 shares and shared power with respect to 235,963 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 230,082 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 11,361 shares as a result of its serving as investment manager of Australian investment offerings. This information is from a Schedule 13G/A filed by the Vanguard group on February 9, 2017.
(6)	Includes stock options to purchase 217,083 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017.
(7)	Includes stock options to purchase 140,833 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017.
(8)	Includes stock options to purchase 227,083 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017.
(9)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017.
(10)	Consists of stock options to purchase 227,083 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017 held by David Scheer and 63,249 shares of common stock held by Scheer Investment Holdings III, LLC. Mr. Scheer, a director of Achillion, is the Managing Member of Scheer Investment Holdings III, LLC. As such, he may be deemed to have sole or shared voting and investment power with respect to the shares held by Scheer Investment Holdings III, LLC. Mr. Scheer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(11)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017.
(12)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017.
(13)	Consists of 2,317,797 shares of common stock and 2,790,539 shares of common stock issuable upon the exercise of warrants held by Domain Partners VIII, L.P., 17,179 shares of common stock and 20,706 shares of common stock issuable upon the exercise of warrants held by DP VIII Associates, L.P., 25,000 shares held by Domain Associates, LLC, as well as 31,431 shares of common stock and stock options to purchase 162,083 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017 held by Nicole Vitullo. Under the terms of the warrants, Domain Partners VIII, L.P. and DP VII Associates, L.P. are not permitted to exercise a warrant for common stock or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock outstanding, unless and until such limitation is no longer required by NASDAQ Marketplace Rules. Nicole Vitullo, a director of Achillion, is a Managing Member of Domain Associates, LLC. Ms. Vitullo disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
(14)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017.
(15)	Includes 1,535,038 stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017.
(16)	Includes 810,625 stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017.
(17)	Includes 84,375 stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017.
(18)	Includes 27,500 stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017.

(19)	Includes 757,500 stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2017.
(20)	Includes stock options to purchase 5,122,431 shares of our common stock and 2,811,245 shares issuable upon exercise of warrants currently exercisable or exercisable within 60 days of February 28, 2017. None of the securities held by our officers and directors are pledged.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes and currently consists of three Class I Directors (Kurt Graves, David I. Scheer and Frank Verwiel), three Class II Directors (Michael D. Kishbauch, Robert L. Van Nostrand and Nicole Vitullo), and three Class III Directors (Milind S. Deshpande, Jason S. Fisherman and Gary E. Frashier). One class is elected each year and members of each class hold office for three year terms. Our Board of Directors has set the number of directors at nine. The Class I, Class II and Class III Directors will serve until the annual meeting of stockholders to be held in 2019, 2017 and 2018, respectively, and until their respective successors are elected and qualified.

At the annual meeting, Class II directors will stand for reelection. The persons named in the enclosed proxy card will vote to elect Messrs. Kishbauch and Van Nostrand and Ms. Vitullo as Class II Directors unless you indicate on your proxy that your shares should be withheld from one or more of the nominees. Each of the nominees is currently a member of our Board of Directors.

If they are elected, Messrs. Kishbauch and Van Nostrand and Ms. Vitullo will each hold office until our annual meeting of stockholders in 2020 and until his or her respective successor is duly elected and qualified. Each of the nominees has indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information for each member of the Board of Directors, including the nominees for election as Class II Directors. The information presented includes each director’s and nominee’s principal occupation and business experience for the past five years, and the names of other public companies of which he or she has served as a director during the past five years. The information presented below regarding the specific experience, qualifications, attributes and skills of each director and nominee led our Nominating and Corporate Governance Committee and our Board of Directors to conclude that he or she should serve as a director. In addition, we believe that all of our directors and nominees possess the attributes or characteristics described below under the heading “Director Nomination Process” that the committee expects of each director, including the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, lack of conflicts of interest, the ability to act in the interests of all stockholders and whether the candidate enhances the diversity of our Board of Directors. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of February 28, 2017 appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Directors Whose Terms Expire in 2017 (Class II Directors)

Michael D. Kishbauch, age 68. Mr. Kishbauch has served as a director of Achillion since July 2004. Mr. Kishbauch was President and Chief Executive Officer of Achillion from July 2004 until May 2013. In September 2013, he retired from Achillion. From September 1996 to July 2004, Mr. Kishbauch founded and served as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care, which was acquired by Johnson & Johnson in 2003. Prior to OraPharma, Inc., Mr. Kishbauch held senior management positions with MedImmune, Inc., a biotechnology company. Mr. Kishbauch serves on the Board of Directors of Progenics Pharmaceuticals, Inc., an oncology company, and Catabasis Pharmaceuticals, Inc., a biopharmaceutical company. Until December 2016, Mr. Kishbauch served on the Board of Directors of TetraLogic Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. Mr. Kishbauch holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University. Mr. Kishbauch has held senior management positions in the life sciences industry for over 28 years.

Board Committees: Audit Committee; Nominating and Corporate Governance Committee

Skills and Qualifications: Our Board of Directors believes that Mr. Kishbauch’s extensive operational, strategic, product launch and sales and marketing experience, coupled with his having previously served as our Chief Executive Officer and his board experience with several other life sciences companies, qualify him to serve on the Board of Directors and adds significant value to our Board of Directors.

Robert L. Van Nostrand, age 60. Mr. Van Nostrand has served as a director of Achillion since April 2007. Mr. Van Nostrand is currently on the Board of Directors of Enumeral Biomedical Corporation, a biotechnology company, Intra-Cellular Therapies, a biopharmaceutical company, Yield10 Bioscience, Inc., formerly Metabolix, Inc., a bio agricultural company, and the Biomedical Research Alliance of New York, a private company providing clinical trial services. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Laboratories, Inc., a pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Laboratories, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, from July 2007 to September 2008 when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc., or OSI, a biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand is also on the Board of the New York Biotechnology Association and was the former chairman, and is on the Foundation Board of Farmingdale University. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York and completed advanced management studies at the Wharton School of the University of Pennsylvania. He is a Certified Public Accountant.

Board Committees: Audit Committee (Chair); Compliance Committee

Skills and Qualifications: Our Board of Directors believes that Mr. Van Nostrand’s vast board and industry experience in life sciences, his qualification as a financial expert, as well as his experience in transaction structuring and risk management qualifies him to serve on the Board of Directors and makes him a significant contributor to our Board of Directors.

Nicole Vitullo, age 59. Ms. Vitullo has served as a director of Achillion since September 2010. Ms. Vitullo joined Domain Associates, a venture capital firm with an exclusive focus on life sciences, in 1999 and became a Partner in 2004. In addition to her investment responsibilities, she is involved in the distribution/liquidation strategies for the public companies in Domain’s Venture Capital portfolios. Ms. Vitullo is on the Board of Directors of Celtaxsys, Inc., and Cotera Inc., privately-held life sciences companies, and serves on the Boards of Directors of Esperion Pharmaceuticals, Inc. and Marinus Pharmaceuticals, Inc., both publicly traded pharmaceutical companies. Ms. Vitullo previously served on the Board of Directors of Celator, Inc. which was acquired by Jazz Pharmaceuticals plc in May 2016, and Durata Therapeutics, Inc., which was sold to Actavis Plc in November 2014. From 1992 through 1999, Ms. Vitullo was Senior Vice President at Rothschild Asset Management, Inc. where she had responsibility for the U.S. public market investments of International Biotechnology Trust plc and Biotechnology Investments Limited. From 1991 to 1992, Ms. Vitullo served as the Director of Corporate Communications and Investor Relations at Cephalon, a publicly traded biotechnology company. Prior to Cephalon, Ms. Vitullo spent 12 years at Eastman Kodak, most recently in Corporate Development where she was involved in the development and management of Eastman Kodak’s venture capital activities. Ms. Vitullo received a B.A. and M.B.A. from the University of Rochester.

Board Committees: Nominating and Corporate Governance Committee; Compliance Committee

Skills and Qualifications: Our Board of Directors believes that Ms. Vitullo’s extensive industry knowledge in matters such as strategic product development and planning, financing, alliance formation, and market communications qualifies her to serve on the Board of Directors. Ms. Vitullo’s extensive board membership with other companies provides her with very broad experience across several therapeutic areas in the life sciences, and positions her to provide significant contributions to our Board of Directors.

Directors Whose Terms Expire in 2018 (Class III Directors)

Milind S. Deshpande, Ph.D., age 60. Dr. Deshpande was appointed our President and Chief Executive Officer in May 2013, at which time he was also elected to our Board of Directors. Prior to that, he was our President of Research and Development and Chief Scientific Officer. Prior to joining Achillion in September 2001, Dr. Deshpande was Associate Director of Lead Discovery and Early Discovery Chemistry at the Pharmaceutical Research Institute at Bristol-Myers Squibb, a pharmaceutical company, from 1991 to 2001, where he managed the identification of new clinical candidates to treat infectious and neurological diseases. From 1988 to 1991, he held a faculty position at Boston University Medical School. Dr. Deshpande is Chairman of the Board of Directors of Spero Therapeutics, a private biotechnology company. Dr. Deshpande received his Ph.D. in Organic Chemistry from Ohio University, following his undergraduate education in India.

Board Committees: None

Skills and Qualifications: Our Board believes that Dr. Deshpande’s detailed knowledge of our company, his extensive leadership in research and development together with his over 25 years in the pharmaceutical industry and knowledge of the life sciences industry qualifies him to serve on the Board of Directors and adds significant value to our Board of Directors.

Jason S. Fisherman, M.D., age 60. Dr. Fisherman has served as a director of Achillion since March 2000. Currently Dr. Fisherman is Managing Director of Synthesis Capital, an early stage venture firm he co-founded in 2007. From January 2016, to September 2016, Dr. Fisherman was the President and Chief Executive Officer of C4 Therapeutics, a biotechnology company building a platform for targeted protein-degrading drugs. From 1994 to 2007, Dr. Fisherman was an investor in life science and healthcare companies at Advent International, a global private equity firm, becoming a Managing Director in 2002. Prior to Advent, Dr. Fisherman served for three years as Senior Director of Medical Research at Enzon Pharmaceuticals, leading development of drugs for cancer and orphan diseases. He previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman has served on numerous public and private biotechnology and healthcare company boards. Dr. Fisherman received a B.A. from Yale University, his M.D. from the University of Pennsylvania and a M.B.A. from the Wharton School of the University of Pennsylvania.

Board Committees: Audit Committee; Strategy Committee

Skills and Qualifications: Our Board of Directors believes that Dr. Fisherman’s qualifications and his scientific experience and expertise, notably in drug research, clinical development and strategic product development, as well as his extensive venture capital management experience in such areas as financing, business development, alliance formation, and broad knowledge of the life sciences industry qualifies him to serve on the Board of Directors and allows him to make significant contributions to our Board of Directors.

Gary E. Frashier, age 80. Mr. Frashier has served as a director of Achillion since March 2008. Mr. Frashier, through his company Management Associates, has been a strategic consultant to emerging growth companies in the life sciences field since 2000. From 1990 to 1998, he served as Chief Executive Officer of OSI Pharmaceuticals, Inc., a biotechnology company, and from 1997 to 2000, as its Chairman of the Board. From 1987 to 1990, he served as President and CEO of Genex Corporation, a protein engineering company, and from

1984 until 1987, as Chairman and CEO of Continental Water Systems, Inc., a manufacturer and marketer of equipment to produce ultra-high purity water used by the pharmaceutical, medical, electronics and research industries. Mr. Frashier also served as Executive Vice President of Millipore Corporation, a provider of products and services used in pharmaceuticals, manufacturing, clinical, analytical and research laboratories, and as President of Millipore’s Waters Associates chromatography subsidiary. Mr. Frashier also serves on several Boards of Directors of privately held companies, including Xeras, Inc., Metric Medical Devices, Inc., and Cardiovate Inc. Mr. Frashier received a B.S. in Chemical Engineering from Texas Tech University, where he is a Distinguished Engineer, and received his M.S. in Management from the Massachusetts Institute of Technology, where he was an Alfred P. Sloan Fellow.

Board Committees: Compensation Committee; Compliance Committee

Skills and Qualifications: Our Board of Directors believes that Mr. Frashier’s extensive managerial, manufacturing and merger and acquisition experience and his experience as a chief executive officer of multiple life sciences industry companies qualifies him to serve on the Board of Directors and allows him to make significant contributions to the Board of Directors. Additionally, as a director with several emerging technology companies, and as a consultant in the industry, Mr. Frashier is able to provide extensive experience in compensation management, alliance management and strategy development, enhancing his value on our Board of Directors.

Nominees Whose Terms Expire in 2019 (Class I Directors)

Kurt Graves, age 49. Mr. Graves has served as a director of Achillion since June 2012. Mr. Graves has served as Executive Chairman and Chief Executive Officer of Intarcia Therapeutics, a biotechnology company, since September 2010. Prior to joining Intarcia Therapeutics, Mr. Graves served as Executive Vice President, Chief Commercial Officer and Head of Corporate and Strategic Development at Vertex Pharmaceuticals, a pharmaceutical company, from July 2007 to November 2009. From January 1999 to July 2007, Mr. Graves held various leadership positions at Novartis AG, a pharmaceutical company, most recently as Global Head of the General Medicines Business Unit and Chief Marketing Officer for the Pharmaceuticals division. Prior to Novartis, Mr. Graves held commercial and general management positions of increasing responsibility at Merck & Co., Inc., a global health care company, and Astra Merck Pharmaceuticals. Mr. Graves currently serves as Chairman of the Board of Intarcia Therapeutics, and is also Chairman of the Board at Radius Health, Inc., a biopharmaceutical company, both private companies Mr. Graves has served on the Board of Directors of Seres Therapeutics, Inc., a publicly traded biotechnology company, creating a new class of medicines to treat diseases resulting from functional deficiencies in the microbiome, since October 2015. Mr. Graves earned his B.S. in Biology from Hillsdale College and has attended executive leadership programs at Harvard, Wharton School of Management and University of Michigan. Mr. Graves is a global industry leader with more than 20 years of U.S. and global general management experience in top-tier U.S. and European based pharmaceutical and biotech companies.

Board Committees: Compensation Committee; Strategy Committee (Chair)

Skills and Qualifications: Our Board of Directors believes that Mr. Grave’s experience in successfully building and managing several of the largest multi-billion dollar franchises in the industry and developing and launching more than ten successful brands in a broad range of general medicine, specialty and orphan disease areas as well as his extensive commercial and general management experience in the pharmaceutical industry qualifies him to serve on the Board of Directors and adds significant value to our Board of Directors.

David I. Scheer, age 64. Mr. Scheer has served as Chairman of our Board of Directors since March 2010 and as a director of Achillion since August 1998. Since 1981, Mr. Scheer has been President of Scheer & Company, Inc., a company that provides venture capital, corporate strategic and transactional advisory services in the life sciences industry. Mr. Scheer also serves as Chairman of the Board of Directors of Axerion Therapeutics, Inc., a private biotechnology company focused on developing innovative therapeutics for neurological diseases and injuries with significant unmet medical need. Mr. Scheer also serves as Chairman of the Board of Directors of ArRETT Neuroscience, Inc., a privately-held biotechnology company focused on the development of therapeutics for Rett Syndrome and other orphan neurodevelopmental disorders. From 2005 to 2015, Mr. Scheer served on the Board of Directors of Aegerion Pharmaceuticals, Inc. (now Novelion, Inc.), a biopharmaceutical company involved in the development and commercialization of pharmaceutical products for ultra-orphan disorders. From 2003 to 2014, he served on the Board of Directors of Tengion, Inc., a biopharmaceutical company involved in regenerative medicine. Additionally, Mr. Scheer serves on the Board of Directors of Connecticut United for Research Excellence, (CURE), an educational and business advocacy network. He is on the Executive Board of the Center for Biomedical Interventional Technologies (CBIT) at Yale University. He has been a co-organizer and Chair of a series of life science conferences involving public and global health in collaboration with Yale, and has been a speaker at the annual conferences involving orphan drug innovation for the National Organization for Rare Disorders (NORD). He serves as a member of a working group with the Division of Bioethics at NYU Langone Medical Center focusing on Compassionate Use and Pre-Approval Access policy, and has been an invited panelist at colloquia held at the NY Academy of Sciences involving Compassionate Use and Clinical and Regulatory Strategies in Therapeutic Innovation. Mr. Scheer has also been a Senior Advisor to the Rett Syndrome Research Trust. Mr. Scheer has been a guest lecturer and panelist for courses at the Wharton School of the University of Pennsylvania, the Yale School of Management, and the University of New Haven, and has been an Executive-in-Residence at the Carey Business School at Johns Hopkins University. He has served as Chair of the Strategic Advisory Committee for the Global Task Force to Expand Access to Cancer Care in the Developing World, and as chair of the Executive Committee of the Unfinished Agenda in Infectious Diseases, and was a global co-organizer of AIDS@30, all of which were initiatives associated with the Harvard School of Public Health. Mr. Scheer received an A.B. degree in Biochemical Sciences from Harvard College and a M.S. in Cell, Molecular and Developmental Biology from Yale University.

Board Committees: Nominating and Corporate Governance Committee (Chair); Compliance Committee (Chair); Compensation Committee; Strategy Committee

Skills and Qualifications: Our Board of Directors believes that Mr. Scheer’s extensive leadership experience on public and private boards, and in the launch, growth, strategic transactions and corporate governance of life sciences companies, including companies focusing in rare and orphan diseases, qualifies him to serve on the Board of Directors and positions him to provide significant leadership and contributions to our Board of Directors.

Frank Verwiel, M.D., age 54. Dr. Verwiel has served as a director of Achillion since December 2015. From July 2005 to February 2014, Dr. Verwiel served as President, Chief Executive Officer and a member of the Board of Directors of Aptalis Pharma, Inc., a privately-held, specialty pharmaceutical company, which was acquired by Forest Laboratories, Inc. in February 2014. Prior to joining Aptalis Pharma, Inc., Dr. Verwiel held international senior management positions with Merck & Co., Inc., including as Vice President, Hypertension, Worldwide Human Health Marketing from June 2001 to May 2005. Dr. Verwiel was also Managing Director of Merck’s Dutch subsidiary from June 1996 to May 2001. Prior to his tenure at Merck, Dr. Verwiel had international leadership positions at Servier Laboratories, a pharmaceutical company, from 1988 until 1995. Since 2015, Dr. Verwiel has served as a director of Avexis, Inc., a publicly traded, clinical-stage gene therapy company. In August 2015, Dr. Verwiel was appointed as an observer of the Board of Directors and Audit Committee of Bavarian Nordic A/S, a publicly traded biopharmaceutical vaccine company and was appointed as a Director on April 20, 2016. Dr. Verwiel is also Chairman of the Board of ObsEva SA, a private company developing drugs addressing conditions relating to women’s reproductive health, where he became a director in January 2016. From March 2012 to September 2014, Dr. Verwiel was a director of InterMune, Inc., a publicly traded biotechnology company that was acquired by Roche in 2014. Dr. Verwiel was also a member of the Board of

Directors of the Biotechnology Industry Organisation (BIO) from February 2013 to April 2014. Dr. Verwiel holds an M.D. from Erasmus University, Rotterdam in The Netherlands and an M.B.A. from INSEAD, Fontainebleau in France.

Board Committees: Audit Committee; Compensation Committee (Chair); Strategy Committee

Skills and Qualifications: We believe that Dr. Verwiel’s expertise in healthcare, marketing, strategy development and financial operations, as well as his experience as a chief executive officer of a biopharmaceutical company, qualifies him to serve on the Board of Directors, allows him to make valuable contributions to our Board of Directors and provides a valuable source of experience for our management team.

Board Recommendation

The Board of Directors believes that the election of Messrs. Kishbauch and Van Nostrand and Ms. Vitullo to serve as Class II directors is in the best interests of Achillion and the best interests of our stockholders, and therefore, recommends a vote FOR this proposal.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The section of this proxy statement titled “Information About Executive and Director Compensation” beginning on page 26, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2016. As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board of Directors believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Section 14A of the Exchange Act also requires that stockholders have the opportunity, at least once every six years, to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two, or three years. At our 2011 Annual Meeting of Stockholders, our stockholders indicated their preference for an advisory vote on the compensation of our named executive officers to be held annually, which annual frequency was also the recommendation of our Board. Our Board of Directors subsequently determined that we will hold an advisory vote on the compensation of our named executive officers on an annual basis until the next required vote on the frequency of such advisory votes, or until the Board of Directors otherwise determines that a different frequency for such votes is in the best interests of our stockholders. The stockholder vote on frequency of stockholder advisory votes with respect to executive compensation is set forth in Proposal 3 in these proxy materials to be voted on by stockholders at the 2017 Annual Meeting of Stockholders.

Board Recommendation

The Board of Directors recommends that stockholders vote to approve the compensation of our named executive officers by voting FOR this proposal.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY NOTES

In Proposal No.2, we are providing our stockholder the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal No. 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

The Board of Directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote on frequency of executive compensation to approve executive compensation more or less frequently, but no less frequently than once every three years, as required by the Dodd-Frank Act. In the future, we will propose an advisory vote on frequency of executive compensation advisory votes at least once every six calendar years as required by the Dodd-Frank Act.

After careful consideration, the Board of Directors believes that an executive compensation advisory vote should be held every year, and therefore, our Board of Directors recommends that you vote for a frequency of every ONE YEAR for future executive compensation advisory votes.

The Board of Directors believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote on frequency of executive compensation is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our stockholders on corporate governance and executive compensation matters. We believe an annual advisory vote would be the best governance practice for our company at this time.

Board Recommendation

The Board of Directors believes that an annual executive compensation advisory vote is in the best interests of Achillion and the best interests of our stockholders, and therefore, recommends a vote FOR this proposal.

PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of Achillion and the best interests of our stockholders, and therefore, recommends a vote FOR this proposal.

CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and Code of Business Conduct and Ethics described below are available on our website at www.achillion.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Our Board of Directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors adopted corporate governance guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of Achillion and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee management of the company;

•	a majority of the members of the Board of Directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to senior executives and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board of Directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board of Directors’ Determination of Independence

Under applicable NASDAQ rules, a director only qualifies as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Frashier, Graves, Scheer, Kishbauch, or Van Nostrand, Drs. Verwiel or Fisherman, or Ms. Vitullo has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Rule 5605 of the NASDAQ Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to members of our Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the full Board. In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee considers the criteria as set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, conflicts of interest, the ability to act in the interests of all stockholders and whether the candidate enhances the diversity of our Board. Nominees are not discriminated against on the basis of race, religion, national origin, gender or any other basis as proscribed by law. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director and views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional concepts such as race or gender. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth above under “Stockholder Proposals for the 2018 Annual Meeting.”

Board of Directors Leadership Structure

Mr. Scheer has served as our Chairman of the Board since March 2010. We believe that having an independent director serve as our Chairman allows our Chief Executive Officer to focus on our business, while allowing the Chairman of the Board to fulfill a fundamental leadership role of providing advice to and independent oversight of our Board.

Our Chairman of the Board devotes a substantial amount of time and effort to his position. The Chairman of the Board role requires significant additional commitment, particularly as the Board’s oversight responsibilities continue to grow. Our Board of Directors is committed to practicing good corporate governance and believes that having an independent non-executive director serving as Chairman is the appropriate leadership structure for our company.

Our Chairman of the Board of Directors is responsible for the smooth functioning of our Board of Directors and enhancing its effectiveness. Our Chairman guides the process of our Board, provides input on agenda items, and presides at Board meetings. Our Chairman also acts as a liaison between members of our Board of Directors and our executive management team, consulting regularly and providing guidance on Board of Directors related matters.

Board of Directors’ Role in Risk Oversight

Our Board of Directors plays an important role in risk oversight directly and through its Committees. In particular, the Board of Directors meets regularly with and is updated by our executive officers on areas of material risk to the Company, including strategic planning and financial, regulatory, legal and operational updates. These reports are provided in connection with regular Board meetings and are discussed, as necessary, at such meetings. The Board of Directors is also routinely informed of developments that affect our risk profile and those that are material to other aspects of our business. Further, significant transactions and decisions require approval by the Board of Directors, or the appropriate Board committee.

Our Audit Committee is responsible for oversight of our financial processes and for monitoring our internal controls over financial reporting, disclosure controls and procedures, our risk management and investment policies and our Code of Business Conduct and Ethics with respect to its areas of oversight. The Audit Committee meets regularly with management and our independent registered public accounting firm and addresses risks as the Audit Committee deems appropriate.

Our Compensation Committee monitors risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Committee’s responsibilities include annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and our other named executive officers’ compensation, making recommendation to our Board of Directors with respect to the compensation of our other executive officers, overseeing an annual evaluation of our executives and reviewing our compensation policies and procedures in general.

Our Nominating and Corporate Governance Committee reviews and assesses the adequacy and risk associated with our corporate governance policies, identifies and recommends appropriate individuals to be nominated to our Board of Directors and oversees an annual evaluation to determine if our committees are functioning effectively.

Our Strategy Committee assists management in carrying out its various responsibilities related to business focus, potential mergers, acquisitions, divestures, financial initiatives, and other strategic transactions. The Committee’s responsibilities include reviewing and providing guidance to management and our Board of Directors with respect to our basic strategy and business model, assisting management and our Board of Directors in discussions on material changes in our strategy, as they may evolve, and reviewing with management prospective candidates for corporate strategic transactions or potential collaboration partners, when and as appropriate. In carrying out its role and responsibility, our Strategy Committee monitors risk relating to strategy.

In March 2017, our Board of Directors established a Compliance Committee to oversee and monitor risks associated with compliance. Our Compliance Committee was established to assist the Board of Directors in fulfilling its oversight responsibilities and to assess risk exposures relating to the Company’s compliance with laws, regulations, and industry standards. The Compliance Committee oversees the development and implementation of compliance and ethics policies and practices at the Company.

Board of Directors Meetings and Attendance

Our Board of Directors held five meetings, either in person or by teleconference, during the year ended December 31, 2016, or fiscal 2016. During fiscal 2016, each of our current directors attended at least 75% of the aggregate number of Board of Directors meetings and meetings held by all committees on which he or she then served.

Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting of Stockholders. In 2016, all of our directors attended the Annual Meeting of Stockholders.

Board of Directors Committees

Our Board of Directors has established five standing committees—Audit, Compensation, Nominating and Corporate Governance, Compliance and Strategy. Our Audit, Compensation, Nominating and Corporate Governance, Compliance and Strategy Committees each operate under a written charter that has been approved by the Board of Directors. Current copies of the charters for these committees are posted on the Corporate Governance section of our website, www.achillion.com.

Our Board of Directors has determined that all of the members of our Audit, Compensation, Nominating and Corporate Governance, Compliance and Strategy committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and in the case of all members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

The chart below lists the standing committees of our Board of Directors and indicates who currently serves on those committees and how many meetings each committee held during fiscal 2016.

Board Member	Audit	Compensation	Nominating and Corporate Governance	Compliance	Strategy
Jason Fisherman, M.D.	∎				∎
Gary Frashier		∎		∎
Kurt Graves		∎			☐
Michael Kishbauch	∎		∎
David Scheer		∎	☐	☐	∎
Robert Van Nostrand	☐			∎
Frank Verwiel, M.D.	∎	☐			∎
Nicole Vitullo			∎	∎
Meetings in fiscal 2016	5	5	2	N/A*	2
☐	Committee Chair
∎	Committee Member

Our Board of Directors has determined that Mr. Van Nostrand is an “audit committee financial expert” as defined by applicable SEC rules.

*	Our Compliance Committee was established in March 2017.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics as relates to its areas of oversight;

•	monitoring our risk management and investment policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related party transactions;

•	considering the adequacy of our internal accounting controls, critical accounting policies and audit procedures;

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by our independent registered public accounting firm; and

•	preparing the Audit Committee Report required by SEC rules.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer and our other named executive officers’ compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, and reporting to our Board of Directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering discretionary cash bonus awards and our equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with senior executives our “Compensation Discussion and Analysis”; and

•	preparing the report of the Compensation Committee required by SEC rules.

The processes and procedures followed by our Compensation Committee in considering and determining compensation are described below in “Compensation Discussion and Analysis” under the heading “Compensation Processes.”

The Compensation Committee is authorized to retain advisors and consultants and to compensate them for their services. Additionally, the Compensation Committee may delegate authority to one or more subcommittees as it deems appropriate.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;

•	corporate governance;

•	corporate governance structure, including recommending committee assignments for members of the Board of Directors;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning;

•	developing and recommending to the Board of Directors corporate governance principles; and

•	overseeing an annual evaluation of the Board of Directors.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process”. The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

Compliance Committee

Our Compliance Committee’s responsibilities include:

•	overseeing the Company’s activities in the area of compliance with laws, regulations and industry standards except where the oversight responsibility is with the Audit Committee;

•	reviewing significant compliance risk areas and the steps management takes to monitor, control, and report such compliance risk exposures;

•	reviewing and monitoring the development and effectiveness of the Company’s Compliance Program and recommending improvements as necessary or appropriate;

•	reviewing and recommending to the full Board any changes to the Company’s Code of Business Conduct and Ethics;

•	ensuring proper communication of significant compliance issues to the full Board of Directors;

•	reviewing efforts to promote an ethical culture; and

•	overseeing the mechanisms for employees to seek guidance and report concerns regarding matters of compliance with laws, regulations, and regulatory standards.

Strategy Committee

Our Strategy Committee’s responsibilities include:

•	reviewing and providing guidance to management and the Board of Directors with respect to the Company’s strategy and business model;

•	assisting management and the Board of Directors in discussions on material changes in the Company’s strategy; and

•	periodically reviewing with management prospective candidates for corporate strategic transactions or potential collaboration partners, when and as appropriate.

Communicating with the Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board or Chairman of the Nominating and Corporate Governance Committee, as appropriate, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, CT 06511.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees. We have posted a copy of the code on our website, www.achillion.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Global Select Market listing standards concerning any amendments to, or waivers of, our code.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The purpose of this compensation discussion and analysis is to discuss the principles underlying our compensation philosophy, programs, policies and decisions with respect to all of our “named executive officers” with a focus on the factors we rely upon in setting compensation for those individuals. This discussion is intended to help our stockholders understand the detailed information provided in the compensation tables included in this proxy statement in the context of our overall compensation programs and practices.

Compensation Philosophy and Objectives

Our pay-for-performance executive compensation philosophy forms the basis for the Compensation Committee’s decisions regarding executive compensation. Our compensation program has the following key objectives:

•	to attract, retain and motivate the best possible executive talent;

•	to tie short-term and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives; and

•	to align executive incentives with creation of value for our stockholders.

Compensation Processes

Our Compensation Committee is responsible for establishing and administering our philosophy and policies governing the compensation for our executive officers, including determining base salaries, cash bonuses and equity incentive compensation.

The Compensation Committee considers the recommendations from our Chief Executive Officer when determining the appropriate levels of compensation for each of our named executive officers, other than the Chief Executive Officer. Our Chief Executive Officer and our Senior Vice President of Human Resources develop these recommendations by utilizing publicly available compensation data and subscription compensation survey data from national and regional companies in the biopharmaceutical industry. We believe that this data provides us with an appropriate starting point for compensation benchmarks. The Compensation Committee retains Radford, an Aon Hewitt Corporation company, as its independent compensation consultant on a regular, bi-annual basis in a comprehensive engagement to assist in evaluating the compensation of executives, directors and employees, including the competitive pay position of the Company’s executives, directors and employees, as well as our corporate governance practices. The Committee’s objectives in obtaining these reviews are to ensure competitive compensation practices overall with a focus on attracting and retaining employees.

Our pay-for-performance executive compensation philosophy is intended to bring base salaries and total executive compensation in line with the median of companies with a similar number of employees and in a similar stage of development as represented in the compensation data that we review.

To determine each component of an executive’s initial compensation package, we utilize numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with Achillion and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	market demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the individual’s position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	uniqueness of the individual’s industry skills and the relative need within Achillion for someone with those skills.

We have implemented, and the Compensation Committee has approved, an annual performance review process under which annual performance objectives are determined and set forth in writing at the beginning of each calendar year for the Company as a whole and for each individual executive and the function that each executive oversees. Annual corporate goals are proposed by the Chief Executive Officer and approved by our Compensation Committee and Board of Directors at the beginning of each calendar year. These shared corporate goals typically involve implementation of our strategy, advancement of our portfolio and assets, share price performance, and management of operating expenditures. Because we are a development stage company, we apply the heaviest weighting to the goal of advancing our portfolio, as we believe that advancing our portfolio enhances shareholder value. Our Chief Executive Officer’s annual incentive cash bonus award is determined entirely upon the achievement of our corporate goals. The executive team also has shared accountability for our corporate goals. Individual and functional goals for our executive officers, other than the Chief Executive Officer, are proposed by each executive and approved by the Chief Executive Officer and the Compensation Committee during the first quarter of each calendar year. Annual individual and functional goals focus on contributions aligned to facilitate the achievement of the corporate goals. Goals may be reevaluated in light of any strategic changes that may occur during the year.

After the end of the calendar year, our Chief Executive Officer, Senior Vice President of Human Resources and the Compensation Committee evaluate individual, functional and corporate performance against the written goals for the year. Our executive officers, other than the Chief Executive Officer, are evaluated by the Chief Executive Officer, who submits recommendations for salary increases, bonuses and equity incentive awards to the Compensation Committee for review and approval. In the case of the Chief Executive Officer, the Compensation Committee determines his salary increase, if any, bonus and equity incentive award based on corporate performance and reports to our Board of Directors. For all employees, including our executive officers, annual base salary increases, to the extent granted, are effective the first day of the new calendar year.

Independent Consultants to the Compensation Committee

The Compensation Committee annually assesses Radford’s independence in accordance with the Securities and Exchange Commission and NASDAQ requirements. Based on this assessment, the Compensation Committee determined that Radford was independent.

In the fourth quarter of 2016, as part of the Compensation Committee’s bi-annual engagement of Radford, Radford assessed the competitive pay position of the Company’s executives, employees and directors. As part of this process, the Compensation Committee reevaluated the Company’s peer group, executive total rewards, including base salary, target incentive bonus as a percentage of base salary, target total cash and long-term incentive compensation for officers and directors. The long-term incentive evaluation was based on the newly defined peer group comparison, the Company’s historical executive and non-executive equity program, including the executive’s potential equity ownership level relative to our peer companies, current “in-the-money” gains and retention value from the Company’s unvested outstanding equity program, potential wealth creation opportunities based on potential future stock prices, and the Company’s aggregate and annual dilution relative to its peer companies.

Defining Our Peer Group

The first step in the compensation review process is the review and analysis of an appropriate peer group for the Company. In 2014, as part of Compensation Committee’s bi-annual engagement of Radford, Radford assessed the competitive pay position of the Company’s executives, employees and directors. As part of this assessment, Radford recommended and the Compensation Committee approved, a peer group of publicly traded companies to benchmark competitive pay levels and compensation practices. Peer group companies were those which were:

•	in a similar industry;

•	at a similar stage of product development;

•	have market capitalizations ranging from $500.0 million to $3.5 billion; and

•	have 30 to 300 employees.

The peer group, which was used by the Compensation Committee in determining 2016 base salaries, bonuses and stock option awards, consisted of the 2014 recommended peer group with the exception of three companies which had subsequently been acquired. This 2015 peer group consisted of the following companies:

Celldex Therapeutics, Inc.	Insmed Incorporated	Sarepta Therapeutics, Inc.
Clovis Oncology, Inc.	Karyopharm Therapeutics, Inc.	Sunesis Pharmaceuticals, Inc.
Dynavax Technologies Corporation	Lexicon Pharmaceuticals, Inc.	Synta Pharmaceuticals Corp.
Enanta Pharmaceuticals, Inc.	Neurocrine Biosciences Inc.	Ultragenyx Pharmaceuticals Inc.
Infinity Pharmaceuticals, Inc.	Novavax, Inc.	ZIOPHARM Oncology, Inc.
Inovio Pharmaceuticals, Inc.	Sangamo BioSciences Inc.

As a part of the 2016 bi-annual executive compensation assessment, in October 2016, after discussions with the Compensation Committee, Radford recommended, and the Compensation Committee approved, a revised peer group of publicly traded companies defined by the following criteria:

•	in a similar industry;

•	at a similar stage of product development;

•	have market capitalizations ranging from $500.0 million to $3.5 billion; and

•	have 50 to 400 employees.

The changes in the 2016 peer group as compared with the 2015 peer group were primarily the result of removing companies that were no longer at the same stage of product development, were no longer in the same range of market capitalization, or acquired, and adding companies that met the peer group criteria. The new peer group consists of the following companies:

Acceleron Pharma, Inc.	FibroGen, Inc.	MacroGenics, Inc.
Aduro BioTech, Inc.	Inovio Pharmaceuticals, Inc.	Novavax, Inc.
Agios Pharmaceuticals, Inc.	Insmed Incorporated	Spark Therapeutics, Inc.
Alder Biopharmaceuticals Inc.	Intra-Cellular Therapies, Inc.	Ultragenyx Pharmaceutical Inc.
bluebird bio, Inc.	Juno Therapeutics, Inc.	Xencor, Inc.
Epizyme, Inc.	Kite Pharma, Inc.	ZIOPHARM Oncology, Inc.

In January 2017, the Compensation Committee used publicly available compensation data from this peer group, in addition to a wider data set from the Radford Global Life Sciences Survey, which reflects a custom set of companies similarly scoped as the peer group, to inform its decisions in awarding 2017 base salary and stock option awards for 2016 performance.

Say-on-Pay and Say-on-Frequency

Beginning in 2011, we gave our stockholders an opportunity to provide feedback on our executive compensation program and related proxy disclosure through an advisory vote at our annual stockholders meeting. Stockholders were asked to approve, on an advisory basis, the compensation paid to our named executive officers. A significant percentage of stockholders have indicated approval of the compensation of the named executive officers, with approximately 99% of the shares present or represented and voting on such matter cast in favor of the proposal at our 2016 annual stockholders meeting.

The Committee took the results of the advisory vote into consideration in connection with its setting of executive compensation policies and decisions for 2016.

In Proposal No.3 of this proxy statement, we are asking our stockholders to vote on the frequency of future executive compensation advisory votes. The Board of Directors believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote on the frequency of executive compensation is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our stockholders on executive compensation matters. We believe an annual vote would be the best governance practice for our company at this time.

Executive Compensation Components

The components of our compensation package are as follows:

•	Base salary;

•	Annual incentive cash bonus awards;

•	Annual equity awards;

•	Other benefits, such as 401K, health, dental, disability and life insurance; and

•	Severance and change in control agreements.

Base Salary

Base salaries for our named executive officers are established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. In setting base salaries, our Compensation Committee generally targets the Radford market 50th percentile of the salaries for executives in similar positions and with similar responsibilities within our peer group and in the companies of similar size to us represented in the compensation data we review. A named executive officer’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total direct compensation is in line with the market and with our overall compensation philosophy. Base salaries for our named executive officers are reviewed annually by our Compensation Committee as part of our performance review process and are adjusted from time to time to ensure that our executive compensation structure remains aligned with our compensation objectives. In addition, as part of the bi-annual competitive pay assessment, the Compensation Committee reviews the competitive pay positioning of the Chief Executive Officer and other named executive officers, industry benchmarks for merit increases from Radford and external survey data, and overall performance to determine the base salary of each executive. We adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of a named executive officer’s role or responsibilities.

2016 Base Salary

In January 2016, the Compensation Committee used publicly available compensation data from the above peer group to inform their decisions in awarding 2016 base salary, bonuses, and stock option awards for 2015 performance. Salary adjustments for 2016 base salary ranged from 3% to 12% and were based on industry benchmarking.

Milind S. Deshpande, Ph.D., President and Chief Executive Officer. In January 2016, the Compensation Committee approved an increase of 12% to Dr. Deshpande’s annual base salary to $590,000. In making its determination to increase Dr. Deshpande’s salary, our Compensation Committee considered four key factors: (i) his significant effort resulting in the achievement of corporate goals (see “Annual Performance-Based Cash Bonus” for discussion of these corporate goals); (ii) his leadership on establishing and implementing a collaboration with Janssen for our hepatitis C virus, or HCV, drug candidates (or the “Janssen collaboration”); (iii) the advancement of our complement factor D platform; and (iv) the need to align his total direct compensation relative to our peer group at the 50th percentile which resulted in an adjustment to his base salary to approximately the 75th market percentile.

Mary Kay Fenton, Executive Vice President and Chief Financial Officer. In January 2016, the Compensation Committee approved an increase of 3% to Ms. Fenton’s annual base salary to $371,000, positioning her base salary to be at approximately the 50th market percentile. In making its determination to increase Ms. Fenton’s salary, our Compensation Committee considered four key factors: (i) her key role with the Janssen collaboration; (ii) the success of the public offering of our common stock in February 2015 which raised net proceeds of $132.6 million; (iii) her successful execution of new corporate branding; and (iv) her successfully leading the finance and general administration functions. Ms. Fenton’s total direct compensation is approximately aligned with the 50th market percentile relative to our peer group.

David Apelian, M.D., Ph.D., Executive Vice President and Chief Medical Officer. In January 2016, the Compensation Committee approved an increase of 3% to Dr. Apelian’s annual base salary to $485,500. In making its determination to increase Dr. Apelian’s base salary, our Compensation Committee considered three key factors: (i) his key role with the Janssen collaboration; (ii) his role in the selection of key indications for review for our complement factor D platform; and (iii) his successfully leading and optimizing the clinical development organization. Dr. Apelian’s salary is approximately at the 75th market percentile due to the competitive hiring market for clinical physicians. Dr. Apelian’s total direct compensation is approximately aligned with the 50th market percentile relative to our peer group.

Joel Barrish, Ph.D., Executive Vice President and Chief Scientific Officer. In January 2016, Dr. Barrish joined Achillion as our chief scientific officer. His base salary for 2016 of $440,000 was established based on competitive positioning for his role, his breadth of background and the experience that he brings to Achillion. Dr. Barrish’s annual base salary is approximately at the 75th market percentile due to these factors and the competitive hiring market for chief scientific officers. Dr. Barrish’s total direct compensation is approximately aligned with the 50th market percentile relative to our peer group.

Joseph Truitt, Executive Vice President and Chief Commercial Officer. In January 2016, the Compensation Committee approved an increase of 7% to Mr. Truitt’s annual base salary to $371,000, positioning his base salary to be at approximately the 75th market percentile. In making its determination to increase Mr. Truitt’s base salary, our Compensation Committee considered three key factors: (i) his exceptional performance in leading and effectively managing the execution of the Janssen collaboration; (ii) his successful development and execution of our complement factor D strategy; and (iii) his effectively leading the commercial and business development function. Mr. Truitt’s total direct compensation is approximately aligned with the 50th market percentile relative to our peer group.

2017 Base Salary

In January 2017, the Compensation Committee reviewed the salaries of our named executive officers. The Compensation Committee approved a 3% merit increase for all employees based on industry benchmarking. The Compensation Committee used that target percentage increase as well as performance review input for each of the named executive officers to approve salary increases of 3% for each of our named executive officers to be effective January 1, 2017, as set forth in the following table.

Name	2016 Base Salary	2017 Base Salary	% Increase
Milind Deshpande, Ph.D.	$590,000	$607,700	3%
Mary Kay Fenton	$371,000	$382,130	3%
David Apelian, M.D., Ph.D.	$485,500	$500,065	3%
Joel Barrish, Ph.D.	$440,000	$453,200	3%
Joseph Truitt	$371,000	$382,130	3%

Annual Performance-Based Cash Bonus

Our compensation program includes eligibility for a discretionary annual performance-based cash bonus. We believe that discretionary annual performance-based cash bonuses compensate for the achievement of strategic, portfolio, operational and financial objectives and the achievement of individual goals. Upon review of corporate and individual results against goals periodically established by the Compensation Committee and our management throughout the year, the Compensation Committee may award bonus payments to our executives above or below the target amount, particularly in cases in which goals are exceeded or are not achieved.

For 2016, the target annual performance-based cash bonus percentage remained 60% of base salary for our Chief Executive Officer and was 35% of base salary for all our other named executive officers. In approving cash bonuses for our named executive officers, the Compensation Committee considered the following corporate performance goals and the level of effort applied towards each during 2016:

•	Advancement of our product candidate, ACH-4471, into first in human single ascending dose and multiple ascending dose studies;

•	Expansion of our complement portfolio, through internal research and academic collaborations;

•	Development of a global regulatory and development strategy for ACH4471;

•	Development of a robust backup program, including identification of several new compounds;

•	Effective collaboration with Janssen regarding the HCV program licensed to Janssen, including achievement of first clinical milestone payment;

•	Complete three year corporate strategy;

•	Financial and operational results, including our financial discipline goals, including cash and cash equivalents balance as of December 31, 2016;

•	Development and execution of an investor relations and communications plan; and

•	Share price performance.

In January 2017, our Compensation Committee approved cash bonus compensation ranging from 61.6% to 90% of target for our named executive officers. In making this determination, the Compensation Committee gave consideration to: (i) achievement of the 2016 corporate objectives described above, which resulted in 78.5% achievement of corporate performance; and (ii) individual achievements by executives. For 2016 performance, the cash bonus award for our Chief Executive Officer was determined by calculating his base salary multiplied by his target bonus percentage multiplied by the percent of corporate performance achievement multiplied by the percent of corporate performance achievement and resulted in a 61.6% payout. The other named executive officers cash bonus awards were determined by calculating their base salary multiplied by their target bonus percentage multiplied by the percent of corporate performance achievement multiplied by the percent of individual performance achievement and ranged from 78.5%—90.3%. Further information regarding the payout of the cash bonuses is included below.

2016 Annual Incentive Program

Name	2016 Target Award (% of Base Salary)	2016 Target Bonus Payment ($)	2016 Actual Bonus Payment ($)	2016 Actual Bonus Payment (% of Target Award Opportunity)
Milind Deshpande, Ph.D	60%	$354,000	$218,144	61.6%
Mary Kay Fenton	35%	$129,850	$101,932	78.5%
David Apelian, M.D., Ph.D.	35%	$169,925	$140,060	82.4%
Joel Barrish, Ph.D.	35%	$154,000	$139,023	90.3%
Joseph Truitt	35%	$129,850	$112,125	86.3%

Dr. Deshpande’s annual cash bonus award for 2016 was $218,144, which represents 61.6% of his target bonus award. This award was based on the committee’s determination of the achievement of corporate objectives of 78.5%, as discussed above.

Ms. Fenton’s annual cash bonus award for 2016 was $101,932, which represents 78.5% of her target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall performance, her achievement of individual objectives for 2016 including: (i) her development of the company’s investor relations and communication strategy; (ii) managing financial and operational results; (iii) her significant contributions to the three year corporate strategy; and (iv) her successful leadership of the finance and general administration functions.

Dr. Apelian’s annual cash bonus award for 2016 was $140,060, which represents 82.4% of his target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall performance, Dr. Apelian’s achievement of individual objectives for 2016 including: (i) his key role in advancing our drug candidate ACH-4471 into the single ascending dose and multiple ascending dose studies; (ii) his role in developing the global regulatory and development strategy for ACH 4471; and (iii) his successful leadership and optimization of the clinical development organization.

Dr. Barrish’s annual cash bonus award for 2016 was $139,023, which represents 90.3% of his target bonus award. In making this award, the Compensation Committee considered in addition to the Company’s overall performance, Dr. Barrish’s achievement of individual objectives for 2016 including: (i) his key role in the successful development of a robust back up program, including identification of several new compounds; (ii) his significant contributions to our ophthalmology research program; and (iii) his successful leadership and optimization of the research organization.

Mr. Truitt’s annual cash bonus award for 2016 was $112,125, which represents 86.3% of his target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall performance, Mr. Truitt’s achievement of his individual objectives for 2016 including: (i) his successful development and execution of our complement factor D strategy in ophthalmology; (ii) his successful development of the commercial analysis for the global development strategy for ACH 4471; (iii) his significant contributions to the three year corporate strategy; and (iii) his successful leadership of the commercial and business development function.

Equity-Based Awards

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by all our employees in equity-based awards. Our 2015 Stock Incentive Plan, which we refer to as the 2015 Plan, allows for the grant to employees, including executive officers and directors, of stock options, restricted stock and other equity-based awards. We typically make an initial equity award of stock options to new employees and annual performance-based equity grants as part of our overall annual compensation review. Our Board of Directors has delegated authority to our Compensation Committee to make initial new employee equity grants, as well as annual grants of options to all of our employees. Occasionally, upon promotion or other circumstances, the Compensation Committee may grant awards at other times during the year.

Initial Stock Option Award. Executives and other employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the grant date and typically vest as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to 6.25% of the shares underlying the award at the end of each three-month period thereafter for the following three years, subject to continued service. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the competitive practices of the companies in the compensation data that we review.

Annual Stock Option Award. Our practice is to grant annual stock option awards as part of our overall compensation review process program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. In keeping with our philosophy, we intend that the annual aggregate value of these awards will be set in an amount required to maintain the employee group as a whole, and executives as a subset, at or near competitive median levels for companies represented in the compensation data we review. The Compensation Committee determined to make annual awards of stock options in the 25th to 50th percentile level of our peer group for 2016 performance.

In January 2017, the Compensation Committee approved grants of stock option awards to our named executive officers based upon 2016 performance. All grants were made at an exercise price of $4.11 per share, the closing market price per share on the date of grant. The Compensation Committee’s objective in making these grants to each of our officers was to reward the achievement of corporate and individual goals for 2016 and to provide long-term retention incentives. In January 2017, the Compensation Committee approved the following equity awards for our named executive officers:

Name	Shares of Common Stock Underlying Stock Options (#)(1)
Milind Deshpande, Ph.D.	458,000
Mary Kay Fenton	165,000
David Apelian, M.D., Ph.D.	185,000
Joel Barrish, Ph.D.	185,000
Joseph Truitt	185,000

(1)	These options vest as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to an additional 6.25% of the shares underlying the award at the end of each three-month period thereafter, subject to continued service.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including our named executive officers. These benefits include health insurance, life and disability insurance, dental insurance and a 401(k) defined contribution plan. We currently match employee 401(k) contributions at a rate of $0.50 cents for each dollar contributed, up to 6% of eligible contributions. In particular circumstances, we also utilize cash signing bonuses when certain executives and non-executives join us. Such cash signing bonuses are typically repayable in full to the company if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an employee upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an employee to join our company in a position where there is high market demand. In 2016, Joel Barrish was awarded $200,000 as a sign-on bonus to partially compensate him for the amounts he would not be receiving from his former employer as a result of his leaving that employer to join Achillion.

In addition, we also reimburse Drs. Apelian and Barrish for reasonable travel and living expenses incurred as a result of their commuting from New Jersey or Pennsylvania to our offices in Connecticut, and make tax gross-up payments to Drs. Apelian and Barrish to reimburse them for any federal or state income taxes associated with receipt of such reimbursements (and the related income taxes owed due to the receipt of the gross-up payment). In 2015 and 2014, we also reimbursed Mr. Truitt for reasonable travel and living expenses incurred as a result of his commuting from Pennsylvania to our offices in Connecticut and made tax gross-up payments to Mr. Truitt associated with the receipt of such reimbursements.

Termination Based Compensation

Severance. In the event we terminate Dr. Deshpande’s employment for reasons other than cause, death or disability, or if Dr. Deshpande terminates his employment for good reason (as defined in his employment agreement), he is entitled to receive (i) his salary in effect on the date of termination until the date that is eighteen months following the termination date, or until he commences full-time employment with another company if sooner, but in no event, for less than twelve months; (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for eighteen months or, if earlier, the expiration of his COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event such termination occurs during the period 60 days prior to or within twelve months following a change in control of the company, then he will receive his current year target cash performance incentive in lieu of the pro-rated amount described above, his right to receive his salary as severance will not terminate upon his becoming employed by another company, and his equity will vest as described under “Acceleration of Vesting of Equity-Based Awards” below.

In the event we terminate Ms. Fenton’s employment for reasons other than cause, death or disability, or Ms. Fenton terminates her employment for good reason (as defined in her employment agreement), she is entitled to receive (i) her salary in effect on the date of termination until the earlier of (A) the date that is six or twelve months following the termination date (depending on whether she resigns for good reason and which good reason is the basis for the resignation) and (B) the date she commences full-time employment with another company; (ii) if she is eligible for and elects to receive COBRA continuation, payment of the premiums for her medical or dental insurance benefits for twelve months or, if earlier, the expiration of her COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event such termination occurs during the period 60 days prior to or within twelve months following a change in control of the company, then Ms. Fenton will receive her current year target cash performance incentive in lieu of the pro-rated amount described above and her right to severance will not terminate upon becoming employed by another company, and her equity will vest as described under “Acceleration of Vesting of Equity-Based Awards” below.

In the event we terminate Drs. Apelian’s or Barrish’s or Mr. Truitt’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason (as defined in his employment agreement), such executive is entitled to receive (i) his salary in effect on the date of termination until the date that is twelve months following the termination date, until the earlier of (x) the date that is twelve months after the date of termination or (y) the date upon which the executive commences full-time employment with another company; (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for twelve months or, if earlier, the expiration of his COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event such termination occurs during the period 60 days prior to or within twelve months following a change in control of the company, then such executive will receive his current year target cash performance incentive in lieu of the pro-rated amount described above and his right to receive his salary as severance will not terminate upon his becoming employed by another company, and his equity will vest as described under “Acceleration of Vesting of Equity-Based Awards” below.

Acceleration of Vesting of Equity-Based Awards. In addition to the benefits described above, upon a change in control, each of Drs. Deshpande and Apelian, Mr. Truitt and Ms. Fenton, is entitled to immediate vesting and exercisability of 25%, of the original number of shares subject to unvested option grants. In the case of Dr. Barrish, upon a change in control, he is entitled to immediate vesting and exercisability of 50% of the original number of shares subject to unvested option grants. We refer to this as “single trigger” acceleration. In the event we terminate such executive’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason, during the period 60 days prior to or within twelve months following a change in control of the company, then each executive officer is entitled to immediate vesting and exercisability of all outstanding equity awards. We refer to this as “double trigger” acceleration. We believe that “double trigger” acceleration prevents an unintended windfall in the event of a friendly (non-hostile) change in control and provides an incentive for executive officers to remain with Achillion despite the uncertainties raised by a possible change in control, while the “single trigger” provides an incentive for executive officers to pursue change in control events that could result in a termination of the officer’s employment but are in the best interests of our stockholders.

The agreements with our named executive officers also provide that the amount of severance benefits payable to such executive in connection with a change in control may be reduced by an amount such that the excise tax and non-deductibility provisions of sections 280G and 4999 of the Internal Revenue Code, as amended, (the “Code”) would not apply to such payments. The severance benefits payable will only be so reduced if the net after-tax amount that would be received by the executive is greater than the net after-tax amount that would have been received without such reduction.

Tax and Accounting Considerations

Section 162(m) of the Code. Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other officer (other than our Chief Executive Officer and our Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee periodically reviews the potential consequences of Section 162(m) of the Code and we generally intend to structure our equity compensation programs to comply with exemptions in Section 162(m) of the Code. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

Anti-Hedging and Anti-Pledging Policy

We have an insider trading policy that is applicable to all of our employees and members of our Board of Directors which prohibits the hedging and pledging of our company stock. The policy prohibits those individuals and their related persons from engaging in any speculative transactions involving our securities, including the following activities: short sales of our securities, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities based on our securities; purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities; the purchase of our securities on margin; borrowing against our securities held in a margin account; or pledging our securities as collateral for a loan.

Risk of Compensation Policies and Programs

We periodically conduct a risk assessment of our compensation policies and programs. This assessment typically takes place in connection with establishment of our annual corporate goals. Based on this assessment, we believe the design of our compensation policies and programs mitigates undue risk while preserving the nature of our pay-for-performance executive compensation philosophy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Gary E. Frashier, Chair

Kurt Graves

David Scheer

Robert L. Van Nostrand

Executive Compensation

The following table shows the total compensation paid or accrued for the fiscal years ended December 31, 2016, 2015 and 2014 for our Chief Executive Officer, our chief financial officer, and our three other most highly compensated executive officers who served as executive officers during the year ended December 31, 2016. We refer to these officers as our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Option Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Milind Deshpande, Ph.D.	2016	590,000		2,153,727	(2)	218,144	(3)	8,310	(4)	2,970,181
Director, President and Chief Executive Officer	2015	525,100		—	(5)	416,667	(6)	8,298	(7)	950,065
	2014	484,100		4,070,653	(8)	384,860	(9)	8,124	(10)	4,947,737

Mary Kay Fenton,	2016	371,000		635,350	(2)	101,932	(3)	8,310	(4)	1,116,592
Executive Vice President and Chief Financial Officer	2015	360,140		—	(5)	159,452	(6)	8,298	(7)	527,890
	2014	347,679	(11)	1,209,436	(12)	158,479	(9)	8,124	(10)	1,723,718

David Apelian, M.D., Ph.D.	2016	485,500		635,350	(2)	140,060	(3)	32,652	(13)	1,293,562
Executive Vice President and Chief Medical Officer	2015	471,328		—	(5)	199,195	(6)	32,340	(14)	702,863
	2014	457,600		1,791,457	(12)	212,212	(9)	32,016	(15)	2,493,285

Joel Barrish, Ph.D.	2016	423,077	(16)	1,938,425	(17)	339,023	(18)	45,638	(19)	2,746,163
Executive Vice President and Chief Scientific Officer

Joseph Truitt,	2016	371,000		764,573	(2)	112,125	(3)	8,310	(4)	1,256,008
Executive Vice President and Chief Commercial Officer	2015	347,429		—	(5)	167,808	(6)	28,219	(20)	543,456
	2014	335,408	(21)	1,209,436	(12)	152,886	(9)	42,312	(22)	1,740,042

(1)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted in accordance with ASC 718, Stock Compensation. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for fiscal 2016, included in our annual report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 23, 2017.
(2)	Represents stock options awards made in January 2016 with respect to 2015 performance.
(3)	Represents the discretionary cash performance-based bonus awards approved by the Compensation Committee in January 2017 in connection with our annual performance review process for 2016 performance.
(4)	Represents $360 of life insurance premiums paid by Achillion and $7,950 in matching contributions pursuant to Achillion’s 401(k) defined contribution plan.
(5)	In 2016, the timing of our annual compensation review changed from the end of the fiscal year to the beginning of the next fiscal year. Stock option awards made with respect to 2015 performance were awarded in 2016.
(6)	Represents the discretionary cash performance-based bonus awards approved by the Compensation Committee in December 2015 in connection with our annual performance review process for 2015 performance.
(7)	Represents $348 of life insurance premiums paid by Achillion and $7,950 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(8)

On December 17, 2013, the Compensation Committee granted Dr. Deshpande a stock option to purchase 400,000 shares of the Company’s common stock. On May 23, 2014, the Compensation Committee rescinded 250,000 shares underlying the original stock option in order to comply with the annual per-participant stock option limit for 2013 provided under the terms of our 2006 Plan. On that same date, the Compensation Committee also granted Dr. Deshpande a new stock option under the 2006 Plan to purchase 250,000 shares of common stock at the same exercise price, which price exceeded the fair market value of our stock on the grant date, and having the same expiration date as the rescinded award. The fair value of the option to purchase 250,000 shares of common stock in the amount of $538,922 is included in the “Option Awards” column for 2014. The amount previously reported in the

“Option Awards” column for 2013 has been revised to reflect the rescission of 250,000 shares of common stock underlying the option that was awarded to Dr. Deshpande in December 2013. Stock options awards made in December 2014 with respect to 2014 performance are also included in this amount.
(9)	Represents the discretionary cash performance-based bonus awards approved by the Compensation Committee in December 2014 in connection with our annual performance review process for 2014 performance.
(10)	Represents $324 of life insurance premiums paid by Achillion and $7,800 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(11)	In connection with her promotion to Executive Vice President in March 2014, Ms. Fenton’s annual base salary was increased from $337,824 to $349,650.
(12)	Represents stock options awards made in December 2014 with respect to 2014 performance.
(13)	Represents $360 of life insurance premiums paid by Achillion, $17,400 for travel and living expense reimbursement incurred as a result of Dr. Apelian’s commuting from New Jersey to our offices in Connecticut and $14,892 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(14)	Represents $348 of life insurance premiums paid by Achillion, $17,400 for travel and living expense reimbursement incurred as a result of Dr. Apelian’s commuting from New Jersey to our offices in Connecticut and $14,592 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(15)	Represents $324 of life insurance premiums paid by Achillion, $17,400 for travel and living expense reimbursement incurred as a result of Dr. Apelian’s commuting from New Jersey to our offices in Connecticut and $14,292 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(16)	Dr. Barrish’s employment with the Company commenced in January 2016. Dr. Barrish’s annual base salary was $440,000.
(17)	Represents stock option awards made in connection with Dr. Barrish’s commencement of employment in January 2016 and his transitioning into his new role.
(18)	Comprised of a $250,000 sign on bonus in connection with Dr. Barrish’s commencement of employment in January 2016 and the discretionary cash performance-based bonus award approved by the Compensation Committee in January 2017 in connection with our annual performance review process for 2016 performance. Dr. Barrish’s non-equity incentive plan compensation was calculated based on his non pro-rated salary.
(19)	Represents $360 of life insurance premiums paid by Achillion, $7,950 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $20,000 for travel and living expense reimbursement incurred as a result of Dr. Barrish’s commuting from Pennsylvania to our offices in Connecticut and $17,328 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(20)	Represents $348 of life insurance premiums paid by Achillion, $7,950 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $11,175 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $8,746 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(21)	In connection with his promotion to Executive Vice President in March 2014, Mr. Truitt’s annual base salary was increased from $325,900 to $337,310.
(22)	Represents $324 of life insurance premiums paid by Achillion, $7,800 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $18,770 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $15,418 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.

GRANTS OF PLAN-BASED AWARDS FOR 2016

The following table sets forth information regarding each grant of an award made to a named executive officer during 2016 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards (3)($)
Milind Deshpande, Ph.D.		354,000
Director, President and Chief Executive Officer	01/20/2016		400,000	$7.61	2,153,727

Mary Kay Fenton		129,850
Executive Vice President and Chief Financial Officer	01/20/2016		118,000	$7.61	635,350

David Apelian, M.D., Ph.D.		169,925
Executive Vice President and Chief Medical Officer	01/20/2016		118,000	$7.61	635,350

Joel Barrish, Ph.D.		154,000
Executive Vice President and Chief Scientific Officer	01/04/2016		250,000	$10.35	1,830,739
	01/20/2016		20,000	$7.61	107,686

Joseph Truitt		129,850
Executive Vice President and Chief Commercial Officer	01/20/2016		142,000	$7.61	764,573

(1)	Reflects the potential non-equity incentive compensation plan awards that could have been earned under our 2016 annual performance review process at target level. In its discretion, the Compensation Committee may, however, award bonus payments to our executives above or below the target amounts, particularly in cases in which certain goals are not achieved or are exceeded. The amounts actually paid to the named executive officers for performance in 2016 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	These options vest as to 25% of the original number of shares on the first anniversary of the grant date and as to an additional 6.25% of the original number of shares at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date. In addition, upon a change in control, each of Drs. Deshpande and Apelian, Mr. Truitt and Ms. Fenton, is entitled to immediate vesting and exercisability of 25%, of the original number of shares subject to unvested option grants. In the case of Dr. Barrish, upon a change in control, he is entitled to immediate vesting and exercisability of 50% of the original number of shares subject to unvested option grants. In the event we terminate such executive’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason, within twelve months following a change in control of the company, then each executive officer is entitled to immediate vesting and exercisability of all outstanding equity awards.
(3)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted in accordance with ASC 718, Stock Compensation. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for fiscal 2016, included in our annual report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 23, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding stock options on December 31, 2016, the last day of our fiscal year, for each of the named executive officers.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Milind Deshpande, Ph.D.	47,900	—	5.41	06/06/2017
Director, President and Chief Executive Officer	60,000	—	4.82	12/14/2017
	75,576	—	3.10	12/16/2020
	100,000	—	7.59	12/12/2021
	145,000	—	8.64	12/18/2022
	525,000	75,000	7.59	05/28/2023
	200,000	100,000	3.02	12/17/2023
	172,500	172,500	13.24	12/02/2024
	—	400,000	7.61	01/20/2026

Mary Kay Fenton	45,000	—	4.82	12/14/2017
Executive Vice President and Chief Financial Officer	33,250	—	3.28	12/18/2019
	188,000	—	3.10	12/16/2020
	75,000	—	7.59	12/12/2021
	145,000	—	8.64	12/18/2022
	187,500	62,500	3.02	12/17/2023
	20,625	9,375	3.66	03/04/2024
	55,000	55,000	13.24	12/02/2024
	—	118,000	7.61	01/20/2026

David Apelian, M.D., Ph.D.	175,000	25,000	7.59	05/28/2023
Executive Vice President and Chief Medical Officer	215,000	75,000	3.02	12/17/2023
	87,500	87,500	13.24	12/02/2024
	—	118,000	7.61	01/20/2026

Joel Barrish, Ph.D.	—	250,000	10.35	01/04/2026
Executive Vice President and Chief Scientific Officer	—	20,000	7.61	01/20/2026

Joseph Truitt	33,250	—	3.28	12/18/2019
Executive Vice President and Chief Commercial Officer	188,000	—	3.10	12/16/2020
	100,000	—	7.59	12/12/2021
	145,000	—	8.64	12/18/2022
	150,000	50,000	3.02	12/17/2023
	20,625	9,375	3.66	03/04/2024
	55,000	55,000	13.24	12/02/2024
	—	142,000	7.61	01/20/2026

(1)	The options granted have a ten year life and vest over a four year period with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% vesting at the end of each three-month period thereafter, subject to continued service. In addition, upon a change in control, each of Drs. Deshpande and Apelian, Mr. Truitt and Ms. Fenton, is entitled to immediate vesting and exercisability of 25%, of the original number of shares subject to unvested option grants. In the case of Dr. Barrish, upon a change in control, he is entitled to immediate vesting and exercisability of 50% of the original number of shares subject to unvested option grants. In the event we terminate such executive’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason, within twelve months following a change in control of the company, then each executive officer is entitled to immediate vesting and exercisability of all outstanding equity awards.

OPTION EXERCISES AND STOCK VESTED

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Milind Deshpande, Ph.D.	—	—
Director, President and Chief Executive Officer

Mary Kay Fenton	—	—
Executive Vice President and Chief Financial Officer

David Apelian, M.D., Ph.D.	—	—
Executive Vice President and Chief Medical Officer

Joel Barrish, Ph.D	—	—
Executive Vice President and Chief Scientific Officer

Joseph Truitt	—	—
Executive Vice President and Chief Commercial Officer

(1)	Calculated by multiplying the number of shares times the difference of the market price of the stock on the date of exercise less the exercise price.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with each of Drs. Deshpande, Apelian and Barrish, Mr. Truitt and Ms. Fenton. These employment agreements generally provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our Board of Directors or a committee of the Board of Directors. The employment agreements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as a percentage of base salary if the Board of Directors in its discretion determines that such officer has achieved or surpassed performance goals established by the Board of Directors or Compensation Committee in consultation with our management. For 2016, the target bonus percentage was 60% for Dr. Deshpande and 35% for Ms. Fenton, Drs. Apelian and Barrish, and Mr. Truitt.

Each officer is also eligible to participate in any of our equity incentive programs. In addition, each officer’s employment agreement provides for severance benefits in the event Achillion terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements), death or disability, or they terminate their respective employment for good reason (as defined in their respective employment agreements). In addition, if, within one year following a change in control of Achillion, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change-in-control benefits.

For additional information about our executive compensation program generally and the terms of our employment agreements with our executive officers, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, please see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Potential Termination and Change in Control Payments

Potential termination and change-in-control payments pursuant to the employment agreements assuming termination or change in control occurred on December 31, 2016 are set forth in the table below.

		Triggering Event
Name	Benefit	Change in Control (With or Without Termination of Employment) ($)		Termination Without Cause (other than following a Change In Control) ($)		Resignation For Good Reason or Termination Without Cause Within 12 Months Following a Change-in- Control ($)		Resignation Due to Requirement For Executive to Relocate (other than following a Change In Control) ($)
Milind Deshpande, Ph.D.	Severance Payments	—		885,000	(1)	885,000	(1)	885,000	(1)
	Bonus Payment	—		416,667	(2)	354,000	(3)	416,667	(2)
	Continuation of Benefits	—		—	(4)	—	(4)	—	(4)
	Market Value of Stock Vesting(5)	41,625	(6)	—		41,625	(7)	—

	Total	41,625		1,301,667		1,280,625		1,301,667

Mary Kay Fenton	Severance Payments	—		371,000	(1)	371,000	(1)	371,000	(1)
	Bonus Payment	—		159,452	(2)	129,850	(3)	159,452	(2)
	Continuation of Benefits	—		20,166	(4)	20,166	(4)	20,166	(4)
	Market Value of Stock Vesting(5)	72,900	(6)	—		73,781	(7)	—

	Total	72,900		550,618		594,797		550,618

David Apelian, M.D., Ph.D.	Severance Payments	—		485,500	(1)	485,500	(1)	485,500	(1)
	Bonus Payment	—		199,195	(2)	169,925	(3)	199,195	(2)
	Continuation of Benefits	—		20,166	(4)	20,166	(4)	20,166	(4)
	Market Value of Stock Vesting(5)	83,250	(6)	—		83,250	(7)	—

	Total	83,250		704,861		758,841		704,861

Joel Barrish, Ph.D.	Severance Payments	—		440,000	(1)	440,000	(1)	440,000	(1)
	Bonus Payment	—		—	(2)	154,000	(2)	—	(2)
	Continuation of Benefits	—		19,463	(4)	19,463	(4)	19,463	(4)
	Market Value of Stock Vesting(5)	—	(6)	—		—	(7)	—

	Total	—		459,463		613,463		459,463

Joseph Truitt	Severance Payments	—		371,000	(1)	371,000	(1)	371,000	(1)
	Bonus Payment	—		167,808	(2)	129,850	(3)	167,808	(2)
	Continuation of Benefits	—		20,166	(4)	20,166	(4)	20,166	(4)
	Market Value of Stock Vesting(5)	59,025	(6)	—		59,906	(7)	—

	Total	59,025		558,974		580,922		558,974

(1)	Represents a lump sum payment equal to twelve months of each executive’s base salary at the time of termination except in the case of Dr. Deshpande for whom the amount represents a lump sum payment equal to eighteen months of base salary.
(2)	This amount is calculated under the assumption that the termination date is the last day of the fiscal year, and thus equal to 100% of the bonus paid to the executive, if any, for fiscal year 2015. Dr. Barrish did not commence employment with the Company until January 2016.
(3)	Represents a payment equal to each executive’s annual target bonus payment for fiscal year 2016.

(4)

Represents payment for the continuation of medical and dental benefit coverage equal to the share of the premium for such coverage currently paid by us until the earlier of the end of the 12th month after his or her employment ends or the date the covered individual’s COBRA continuation coverage expires, except in the case of Dr. Deshpande for whom the amount represents 18 months of coverage. For purposes of this table, we have calculated the value of the continuation of benefits based on premium amounts as of December 31, 2016.

(5)	These awards would become vested and the value of the acceleration would be equal to the shares multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2016, or $4.13 per share.
(6)	Represents the acceleration of vesting as to 25% of the original number of common shares subject to options held by the executive except in the case of Dr. Barrish for whom the amount represents the acceleration of vesting as to 50% of the original number of common shares subject to options held.
(7)	Represents the acceleration of vesting as to 100% of the original number of common shares subject to options held by the executive.

Securities Authorized for Issuance Under Our Equity Incentive Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2016.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	10,394,351	(1)	$7.04	(2)	8,504,238	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	10,394,351				8,504,238

(1)	Includes shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 2006 Plan and our 2015 Plan.
(2)	Only stock option awards were used in computing the weighted average exercise price.
(3)	Includes 6,838,931 shares of our common stock available for issuance under our 2015 Plan and 1,665,307 shares of common stock available for issuance under our 2006 Employee Stock Purchase Plan, as amended June 2, 2015.

Compensation of Directors

In January 2016, the Compensation Committee reviewed the Director Compensation Policy using a competitive analysis prepared by Radford and competitive data from similar companies and amended the compensation framework from a meeting fee structure to a retainer-based structure. Under this amended Director Compensation Policy, each non-employee director received the following retainers in 2016:

	Board of Directors Annual Retainer ($)	Chairman Annual Retainer ($)	Committee Member Annual Retainer ($)
Board of Directors	50,000	30,000
Audit Committee		20,000	10,800
Compensation Committee		15,000	7,500
Nominating and Corporate Governance Committee		10,000	5,000
Strategy and Corporate Development Committee		15,000	7,500

Reasonable out-of-pocket expenses incurred to attend Board and committee meetings are fully reimbursed.

In March 2017, the Board of Directors revised the Director Compensation Policy to provide that:

•	the chair of the Compliance Committee will receive an annual retainer of $10,000;

•	each member of the Compliance Committee will receive an annual retainer of $7,500; and

•	the annual retainer for each member of the Nominating and Governance Committee member has been increased from $5,000 to $7,500.

Our non-employee directors also receive equity compensation pursuant to our 2015 Plan, as follows:

•

Initial Grants: upon initial election to the Board of Directors, each non-employee director will automatically receive a nonstatutory stock option to purchase 30,000 shares of our common stock which shall vest and become exercisable immediately upon such director’s initial election to the Board of Directors;

•

Annual Grants: all non-employee directors who have served as a member of our Board of Directors for at least six months prior to the date of such annual grant will be granted, automatically and without the need for any further action by the Board of Directors, an annual equity award, on the date that the Compensation Committee of the Board of Directors makes its annual grant of stock options to senior executives of the Company, of a nonstatutory stock option to purchase 30,000 shares of our common stock which shall vest and become exercisable as to 25% of the shares underlying the award on the date of grant and as to an additional 2.08% of the shares underlying the award at the end of each monthly period thereafter, subject to such director’s continued service as a director through such vesting date.

Option awards to our non-employee directors have a term of ten years, and have an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the date of the grant.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2016.

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Jason Fisherman, M.D.	65,800	160,044	—	225,844
Gary Frashier	75,800	160,044	—	235,844
Kurt Graves	67,500	160,044	—	227,544
Michael D. Kishbauch	65,000	160,044	—	225,044
David Scheer	102,500	160,044	—	262,544
Robert Van Nostrand	77,500	160,044	—	237,544
Frank Verwiel, M.D.	60,800	160,044	—	220,844
Nicole Vitullo	55,000	160,044	—	215,044

(1)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted for the fiscal year ended December 31, 2016, in accordance with ASC 718, Stock Compensation. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for fiscal 2016, included in our annual report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 23, 2017.

(2)	The number of shares underlying stock options granted to our directors in 2016 are:

Name	Grant Date	Number of Shares Underlying Stock Option Grants in 2016(#)
Jason Fisherman, M.D.	01/25/2016	30,000
Gary Frashier	01/25/2016	30,000
Kurt Graves	01/25/2016	30,000
Michael D. Kishbauch	01/25/2016	30,000
David Scheer	01/25/2016	30,000
Robert Van Nostrand	01/25/2016	30,000
Frank Verwiel, M.D.	01/25/2016	30,000
Nicole Vitullo	01/25/2016	30,000

The aggregate outstanding options for each non-employee director as of December 31, 2016 are:

Name	Aggregate Options Outstanding(#)
Jason Fisherman, M.D.	225,000
Gary Frashier	148,750
Kurt Graves	235,000
Michael D. Kishbauch	86,250
David Scheer	235,000
Robert Van Nostrand	250,000
Frank Verwiel, M.D.	60,000
Nicole Vitullo	170,000

Compensation Committee Interlocks and Insider Participation

For 2016, the members of the Compensation Committee were Messrs. Frashier, Graves, Scheer and Van Nostrand. No current member of the Compensation Committee or member of the Compensation Committee during 2016 was at any time an officer or employee of ours or any subsidiary of ours. Messrs. Frashier, Graves, Scheer and Van Nostrand have not had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of Achillion has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

OTHER MATTERS

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2016 and discussed them with our senior executives and our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, as adopted by the Public Company Accounting Oversight Board, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016.

By the Audit Committee of the Board of Directors:

Robert Van Nostrand, Chair
Jason Fisherman
Gary Frashier
Frank Verwiel

Fees of Independent Registered Public Accounting Firm

Auditors’ Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

	Fiscal 2016	Fiscal 2015
Audit Fees(1)	$502,126	$512,717
Audit-Related Fees(2)	—	—
Tax Fees(3)	212,500	24,700
All Other Fees(4)	1,818	1,818

Total Fees	$716,444	$539,235

(1)	Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under Audit Fees.
(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to services provided for preparation of tax returns, claims for refunds and tax payment-planning services, accounted for the total tax fees billed in fiscal 2016 and 2015.
(4)	All Other Fees for fiscal 2016 and 2015 consists of a subscription to PricewaterhouseCoopers LLP’s online accounting research library.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

In fiscal 2016, there were no audit fees approved outside of the pre-approval process outlined above.

Certain Relationships and Related Transactions

In May 2015, we entered into an exclusive collaboration and license agreement with Janssen and its affiliate, Johnson & Johnson Innovation-JJDC, Inc., or JJDC, which we refer to as the Janssen Agreement. Under the Janssen Agreement, we granted Janssen exclusive worldwide rights to develop and commercialize products that contain one or more of our drug candidates for the treatment of HCV, namely odalasvir, a second-generation NS5A inhibitor, ACH-3422, a NS5B HCV polymerase inhibitor, and sovaprevir, a NS3/4A HCV protease inhibitor. The Janssen Agreement became effective June 29, 2015. In addition, upon the closing of the transactions contemplated by the Janssen Agreement, we entered into a stock purchase agreement with JJDC, which we refer to as the JJDC stock purchase agreement. Pursuant to the JJDC stock purchase agreement, on July 1, 2015, we issued 18,367,346 shares of our common stock to JJDC at a price of $12.25 per share for an aggregate purchase price of $225 million.

Under the terms of the Janssen Agreement, we are eligible to receive (1) up to $115 million of milestone payments based upon achievement of clinical enrollment and dosing in specified studies, substantially all of which is related to dosing in one study, (2) up to an additional $290 million of milestone payments based upon regulatory approvals and first commercial sale in specified territories, the majority of which relates to regulatory approval and the first commercial sale in the U.S., and (3) up to an additional $500 million of milestone payments based upon achieving worldwide sales targets. We are also eligible to receive royalties on worldwide annual net sales of licensed products, if any, subject to the terms of the Janssen Agreement. Janssen will bear the future costs of worldwide development and commercialization of licensed products, subject to specified exceptions relating to our ongoing studies and technology transfer. In December 2016, we entered into an amendment to the Janssen agreement that provided that the first clinical milestone payment of $15 million would be due on dosing of the first patient in the OMEGA-1 Phase 2b study of JNJ-4178, the triple combination that includes Odalasvir. That milestone was achieved in December 2016 resulting in a payment to us of $15 million.

Policies and Procedures Regarding Review, Approval or Ratification of Related Party Transactions

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

In accordance with our Audit Committee charter, members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which approval is required under applicable laws or regulations, including SEC and the NASDAQ Stock Market rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000 and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officers, directors or director nominees;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•

any person who is an immediate family member, as defined under Item 404 of Regulation S-K, of any of our executive officers, directors or director nominees or beneficial owner of more than 5% of our common stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our directors, officers and employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Under our Code of Business Conduct and Ethics, a director is required to promptly disclose to our Board of Directors any potential or actual conflict of interest involving him or her. In accordance with our Code of Business Conduct and Ethics, the Board of Directors will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2016 all our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

NNNNNNNNNNNN MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose the voting method ADD 2 outlined below to vote your proxy. ADD 3 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 4 NNNNNNNNN ADD 5 Proxies 11:59 p. m submitted ., Eastern by Time, the Internet on May 22, must 2017 be. received by ADD 6 Vote by Internet • Go to www.investorvote.com/ACHN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — and The FOR Board Proposals of Directors 2 and recommends 4. a vote FOR all the nominees listed in Proposal 1, a vote FOR 1 year in Proposal 3 1. To elect three Class II Directors for terms to For All Withhold All For All Except To withhold authority to vote for any individual + expire at our 2020 annual meeting of nominee(s), mark “For All Except” and write the stockholders and until their successors are numbers(s) of the nominee(s) on the line below. duly elected and qualified. Nominees __________________________________________ 01 - Michael D. Kishbauch 02 - Robert L. Van Nostrand 03 - Nicole Vitullo For Against Abstain 1 Year 2 Years 3 Years Abstain 2. To approve, on an advisory basis, our 3. To recommend, on an advisory basis, the frequency executive compensation. of future executive compensation advisory votes. 4. To ratify the selection of PricewaterhouseCoopers LLP as For Against Abstain NOTE: to transact such other business as may properly come before our independent registered public accounting firm for the the meeting, including any adjournment or postponement thereof. current fiscal year. Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership, only authorized persons should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 3 2 6 8 1 0 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 02KFSB

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — ACHILLION PHARMACEUTICALS, INC. ANNUAL MEETING OF STOCKHOLDERS May 23, 2017 at 9:00 a.m. THIS 300 George PROXY IS Street, SOLICITED New ON Haven, BEHALF CT OF 06511 THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC. Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Milind S. Deshpande, Martha E. Manning and Mary Kay Fenton, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2017 Annual Meeting of Stockholders of Achillion Pharmaceuticals, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC. LISTED IN PROPOSAL 1, FOR ONE YEAR IN PROPOSAL 3 AND FOR PROPOSALS 2 AND 4. UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE